EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS




                                            							 Year Ended
                             	 			  January 2,      January 3,      December 29,
                              				     1994            1993             1991

1. Net income (loss)              $  6,670,000    $(32,666,000)     $(2,320,000)
                                  ============    =============     ============
2. Weighted average number of
   shares outstanding during
   period                            3,122,658       3,094,419        3,081,351
3. Net effect of dilutive stock
   options - based on the
   treasury stock method using
   average market price                 67,221           5,127            8,513
                                   -----------     -----------       -----------
4. Total weighted average
   number of shares and
   capital equivalent shares
   assumed outstanding               3,189,879       3,099,546        3,089,864
5. Additional net shares,
   issuable when market value
   at year-end exceeds
   average market value
   during year                          60,578           1,473              292
                                   -----------      ----------        ----------
6. Shares assumed outstanding
   for computation of fully
   diluted earnings per share        3,250,457       3,101,019        3,090,156
                                  ============      ==========        ==========

   Net income (loss) per
      capital share (1 / 2)       $       2.14    $     (10.56)     $      (.75)
                                  ============    =============     ============

   Net income (loss) per
      capital share and capital
      share equivalent (1 / 4)    $       2.09    $     (10.54)     $      (.75)
                                  ============    =============     ============

   Net income (loss) per
      capital share assuming
      full dilution (1 / 6)       $       2.05    $     (10.53)     $      (.75)
                                  ============    =============     ============

                                     					   F-8

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